Exhibit 10.32
APRIA HEALTHCARE GROUP INC.
2008 EXECUTIVE BONUS PLAN
This document sets forth the terms of the 2008 Executive Bonus Plan (the “Plan”) of Apria Healthcare Group Inc. (the “Company”).
Operation of the Plan
Potential Bonus. The Company’s Chief Executive Officer, President and Chief Operating Officer and Executive Vice Presidents, as well as the officers of Coram, Inc. designated by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as participating in the Plan, may be eligible to receive a bonus under the Plan (the “bonus opportunity”). The target aggregate bonus opportunity for any such participant under the Plan is equal to 100% of the participant’s annualized rate of base salary as in effect on January 1, 2008 (the participant’s “2008 rate of base salary”), and the maximum aggregate bonus opportunity for any such participant under the Plan is equal to 150% of the participant’s 2008 rate of base salary.
Components of Potential Bonus and their Relative Weights. The portion of a participant’s bonus opportunity that is actually paid out will depend upon the achievement of Company and individual performance goals established for calendar 2008; provided that the bonus opportunity for one or more participants may be based entirely on Company performance (with no individual goals). Company performance will be determined based on the actual level of the Company’s [confidential financial performance measures omitted] (each, a “Company performance measure”) for calendar 2008 compared to the target level of such Company performance measures for 2008 (as set forth below). For purposes of the Plan, all of such Company performance measures will be determined on a consolidated basis in accordance with generally accepted accounting principles as applied in the Company’s financial reporting. Individual performance will be determined based on the actual level of achievement of individual performance goals (each, an “individual performance measure”) for calendar 2008 (as set forth in the participant’s individual award notice). The “weighting” between Company performance measures and individual performance measures for each participant are set forth in the participant’s individual award notice. Specific weightings and individual performance measures may vary from participant to participant. The form of individual participant award notice is attached hereto as Schedule A.
For each Company performance measure (and, if applicable and so provided in the applicable bonus opportunity, for one or more individual performance measures), there is a minimum performance goal that must be achieved (a “threshold”) in order for a bonus to be payable with respect to that performance measure, a target performance goal (a “target”) that must be achieved for the bonus to be paid at the target level with respect to that performance measure, and a maximum performance goal (a “maximum”) that must be achieved for the bonus to be paid at the maximum level with respect to that performance measure. If the threshold level for a particular performance measure is not met, no bonus will be payable with respect to that performance measure. If the target level for a particular measure is met, then 100% of the portion of the participant’s bonus opportunity that is payable with respect to that performance measure will be payable, subject to the other terms and conditions of the Plan. Except as provided in the following paragraph, if the maximum level for a particular measure is met or exceeded, then 150% of the portion of the participant’s bonus opportunity that is payable with respect to that performance measure will be payable, subject to the other terms and conditions of the Plan.
If the Company or the individual, as applicable, meets or exceeds the threshold level for a particular performance measure but does not meet the target or maximum level for that measure, then the portion of the bonus opportunity that will be payable with respect to that performance measure will be determined by linear interpolation with (i) 50% of the portion of the bonus opportunity payable with respect to the performance measure for achievement at the threshold level, (ii) 100% of the portion of the bonus opportunity payable with respect to the performance measure for achievement at the target level and (iii) 150% of the portion of the bonus opportunity payable with respect to the performance measure for achievement at the maximum level. Notwithstanding the foregoing, even if the actual achievement levels of the      *      performance measures are in excess of the target levels for those measures, the payment of the bonus opportunity payable with respect to those measures shall not exceed the target levels unless actual achievement of the      *      measure meets or exceeds the      *      target level.
The threshold, target and maximum levels for each Company performance measure are set forth in the following chart:

Threshold, Target and Maximum Levels for Performance Measures
[confidential financial performance measures omitted]
Weighting	*	*	*
Threshold Level	*	*	*
Target Level	*	*	*
Maximum Level	*	*	*
The portion of a participant’s bonus opportunity that is to be determined based on Company performance will be allocated among the three Company performance measures in proportion to the weighting indicated in the table above with respect to each performance measure.
Payment Terms
Award Payment and Timing. As soon as administratively practicable after the Company’s audited financial statements for 2008 have been prepared, the Committee will determine whether and the extent to which bonuses are payable pursuant to the Plan. No payment shall be made with respect to the Plan unless

*	Performance measure omitted.

and until the Committee has certified, by resolution or other appropriate action in writing, that the amount of any such bonus has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the applicable performance condition(s) were, in fact, satisfied at the applicable level(s). To the extent a participant is entitled to a bonus under the Plan, such bonus shall be paid promptly following such determination by the Committee and in no event before January 1, 2009 or later than December 31, 2009.
Payment shall be made in cash; provided, however, that as to a participant who, at the time the Committee makes its bonus determination as to that participant, is subject to but is not then in compliance with the applicable target level of Company stock ownership required pursuant to the Company’s Stock Ownership Requirements for Senior Executive Officers (the “Requirements”), the Committee shall pay up to one-half of the participant’s bonus that would otherwise be paid in cash in Company common stock (with the balance paid in cash). In the event of any stock payment and subject to adjustment pursuant to Section 7.1 of the Plan (adjustments for stock splits and similar changes in capitalization), the number of shares to be delivered to the participant shall equal (1) the portion (expressed as a cash amount) of the participant’s bonus to be paid in the form of Company common stock, divided by (2) the fair market value (as such term is defined in the Plan) of a share of Company common stock on the date such bonus determination is made by the Committee, and rounded down to the nearest whole share (with any fractional share amount to be settled in cash). Any such shares so delivered (or such lesser portion of such shares as is required to bring the participant into compliance with the applicable target level of Company stock ownership required pursuant to the Requirements) shall be retained by the participant to satisfy the Requirements for so long as the participant is subject to the Requirements.
Other Rules
Termination of Employment Rules. Except as provided below, a participant must be employed by the Company or one of its affiliates or subsidiaries on the date that bonus payments are actually made under the Plan in order to be eligible to receive a bonus under the Plan (subject to the achievement of the applicable performance measures), and a participant will have no right to a Plan bonus (or any partial bonus) if the participant’s employment terminates or is terminated (regardless of the reason, whether with or without cause) prior to the time that bonuses are paid under the Plan.
In the event that, subsequent to June 30, 2008 but prior to the date in 2009 that bonus payments are made, a participant’s employment with the Company or one of its affiliates is terminated by the Company or the affiliate that employs the participant other than for Cause (as defined below) and other than on account of the participant’s death or Disability (as defined below), the participant will be entitled to a bonus under the Plan equal to (1) the bonus the participant would have received under the Plan had the participant remained employed with the Company or one of its affiliates through the time that bonuses are actually paid under the Plan, multiplied by (2) a fraction, the numerator of which is the number of calendar days in

2008 that occurred prior to the termination of the participant’s employment and the denominator of which is 365. Payment of the bonus will be made at the same time as the payment of Plan bonuses generally.
For purposes of the Plan, “Cause” and “Disability” shall have the respective meanings assigned to such terms in the participant’s Executive Severance Agreement or Employment Agreement.
Change in Control Event. Notwithstanding anything to the contrary in the Plan, in the event a Change in Control Event (as defined below) occurs in 2008, the Plan will immediately terminate upon the event, and a participant who is employed by the Company or one of its affiliates immediately prior to such event will be entitled to a bonus under the Plan equal to (1) the participant’s target bonus opportunity, multiplied by (2) a fraction, the numerator of which is the number of calendar days in 2008 that occurred prior to the Change in Control Event and the denominator of which is 365. In such event, Plan bonuses (including any pro-rated bonus to a terminated participant who is entitled to a bonus pursuant to the foregoing termination of employment rules) will be paid entirely in cash on the effective date of the Change in Control Event. For purposes of the Plan, the term “Change in Control Event” means a Change in Control Event as defined in the Company’s 2003 Performance Incentive Plan that also qualifies as either (1) a “change in the ownership or effective control” of the Company or (2) a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”).
Code Section 409A. It is intended that any amounts payable under the Plan and the Company’s exercise of authority or discretion hereunder shall either be exempt from or comply with Section 409A so as not to subject any participant to payment of any interest or additional tax imposed under Section 409A. Notwithstanding any provision of the Plan to the contrary, if the participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) and the participant is entitled to payments in connection with his or her separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), the participant shall not be entitled to any payments upon a separation from service until the earlier of (1) the date which is six (6) months after the participant’s separation from service with the Company for any reason other than death, or (2) the date of the participant’s death. Any amounts otherwise payable to the participant in connection with the participant’s separation from service that are not so paid by reason of the preceding sentence shall be paid as soon as practicable (and in no event more than 30 days) after the date that is six (6) months after the participant’s separation from service (or, if earlier, the date of the participant’s death). The provisions of this paragraph shall only apply if, and to the extent, required to comply with Section 409A.
No Assignment. The rights, if any, of a participant or any other person to any payment or other benefits under the Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of descent or distribution.

Taxation. Bonus payments will be taxed as ordinary income (wages) in the year of payment. All payments will be subject to required income, employment and other tax withholdings and any other authorized deductions. Without limiting the generality of the preceding sentence, in the event any bonus is paid in a combination of cash and Company common stock, the Company may reduce the amount of cash otherwise payable by the amount of such tax withholdings and any other authorized deductions on the total amount otherwise payable (including the portion to be paid in Company common stock).
Amendment. The Committee reserves the right to amend and/or terminate the Plan at any time and in any manner, with or without notice; provided, however, that the consent of a participant will be required to the extent such amendment or termination materially and adversely affects the participant’s rights under the Plan. Adjustments pursuant to the “Adjustment” section below shall not require participant consent. No amendment shall be binding upon the Company unless approved by the Committee and set forth in writing.
No Fiduciary Relationship. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed as creating a trust or any kind of fiduciary relationship between the Company and any of its affiliates, or the Committee, on one hand, and any participant or any other person on the other hand.
No Right to Bonus or Continued Employment. Nothing contained in the Plan or any related document constitutes an employment or service commitment by the Company (or any affiliate), affects an employee’s status as an employee at will who is subject to termination without cause, confers upon any participant any right to remain employed by or in service to the Company (or any affiliate), or interferes in any way with the right of the Company (or any affiliate) to terminate a participant’s employment or to change the participant’s compensation or other terms of employment at any time. The Plan does not constitute a contract and does not confer upon any person any right to receive a bonus or any other payment or benefit. There is no commitment or obligation on the part of the Company (or any affiliate) to continue any bonus plan (similar to the Plan or otherwise) in any future fiscal year.
Administration. The Committee shall administer the Plan, select participants for the Plan, determine the applicable performance measures, relative weights of those measures, specific performance goals, and bonus opportunities, determine performance and the extent to which any applicable goals have been satisfied, determine whether any bonus is actually payable under the Plan and, subject to the express limitations of the Plan, the amount of each bonus, and determine the time or times at which and the form and manner in which bonuses will be paid. The Committee shall have the authority to construe and interpret the Plan and any agreement or other document relating to the Plan. All actions taken and all interpretations and determinations made by the Company in respect of the Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law. Bonuses under the Plan are granted pursuant to

Section 5.2 of the Company’s 2003 Performance Incentive Plan (the “Stock Plan”) and are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Plan will be construed in accordance with the applicable provisions of the Stock Plan and Section 162(m) and any applicable regulations thereunder.
Agreements Regarding Noncompetition and Nonsolicitation. Notwithstanding anything else contained herein to the contrary, the right of any current or former participant in the Plan to a bonus or with respect to any bonus that is payable or has, at the relevant time, previously been paid pursuant to the Plan to the participant is subject to the terms and conditions of the participant’s “Noncompetition and Nonsolicitation Agreement” with the Company (or any similar or successor agreement, as applicable), including any such agreement that may be entered into after the effective date of the Plan (the participant’s “Noncompetition and Nonsolicitation Agreement”). The Plan is one of the participant’s Incentive Compensation Plans as defined in such Noncompetition and Nonsolicitation Agreement. By accepting any bonus payment made pursuant to the Plan, the participant affirms his or her representations, covenants and agreements set forth in his or her Noncompetition and Nonsolicitation Agreement and agrees that his or her rights with respect to such payment are and shall continue thereafter to be subject to such Noncompetition and Nonsolicitation Agreement.
Adjustments. The Committee shall, to the extent it determines appropriate in order to preserve the intended incentives, adjust the performance thresholds, targets and maximum levels to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were established, including without limitation the effects of any unbudgeted changes in government reimbursement rates, [sensitive competitive information deleted]. Notwithstanding the foregoing, the Committee will not make any change or adjustment under the Plan to the extent it would cause Plan bonuses to cease to qualify as “performance-based compensation” within the meaning of Section 162(m). No adjustments may be made on or following the occurrence of a Change in Control Event, except by the Committee as constituted immediately prior to such Change in Control Event within a reasonable period of time following the occurrence of such Change in Control Event.

Schedules A and B contain sensitive competitive information
and have been omitted from this filing.